                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)


                         ALBANY MOLECULAR RESEARCH, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   012423 10 9
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2000
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_| Rule 13d-1(b)
         |_| Rule 13d-1(c)
         |X| Rule 13d-1(d)


-------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         -----------------
CUSIP NO. 012423 10 9                 13G                     PAGE 2 OF 5 PAGES
---------------------                                         -----------------

--------- ---------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          CONSTANCE M. D'AMBRA
--------- ---------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) |_|
                                                                (b) |_|
--------- ---------------------------------------------------------------------
   3      SEC USE ONLY
--------- ---------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES
--------- ---------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           0
EACH REPORTING PERSON WITH
                                 ------ ---------------------------------------
                                   6    SHARED VOTING POWER
                                        4,720,898
                                 ------ ---------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        0
                                 ------ ---------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        4,720,898
--------- ---------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,720,898
--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           [X]
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          14.4%
--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IN
--------- ---------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                         -----------------
CUSIP NO. 012423 10 9                 13G                     PAGE 3 OF 5 PAGES
---------------------                                         -----------------

ITEM 1(a).        NAME OF ISSUER:

                  ALBANY MOLECULAR RESEARCH, INC.
                  -------------------------------------------------------------

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


                  21 CORPORATE CIRCLE, P.O. BOX 15098, ALBANY,
                  NEW YORK 12212-5098
                  -------------------------------------------------------------

ITEM 2(a).        NAME OF PERSON FILING:


                  CONSTANCE M. D'AMBRA
                  -------------------------------------------------------------

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:


                  C/O ALBANY MOLECULAR RESEARCH, INC., 21 CORPORATE CIRCLE, P.O. BOX 15098, ALBANY, NEW YORK 12212-5098
                  -------------------------------------------------------------

ITEM 2(c).        CITIZENSHIP:

                  UNITED STATES
                  -------------------------------------------------------------

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK, $.01 PAR VALUE
                  -------------------------------------------------------------

ITEM 2(e).        CUSIP NUMBER:

                  012423 10 9
                  -------------------------------------------------------------

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b)
         OR (c), CHECK WHETHER THE PERSON FILING IS A:   N/A

   (a) |_| Broker or dealer registered under Section 15 of the Exchange Act

   (b) |_| Bank as defined in Section 3(a)(6) of the Exchange Act

   (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act

   (d) |_| Investment company registered under Section 8 of the Investment Company Act

   (e) |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

   (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

   (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

   (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act

   (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act

   (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

---------------------                                         -----------------
CUSIP NO. 012423 10 9                 13G                     PAGE 4 OF 5 PAGES
---------------------                                         -----------------



ITEM 4.  OWNERSHIP.


  (a) Amount beneficially owned:

      4,720,898(1)
      -------------------------------------------------------------------------
  (b) Percent of class:

      14.4%(2)
      -------------------------------------------------------------------------

  (c) Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote                        0
                                                                   ---------
     (ii)  Shared power to vote or to direct the vote              4,720,898(3)
                                                                   ---------
     (iii) Sole power to dispose or to direct the disposition of           0
                                                                   ---------
     (iv)  Shared power to dispose or to direct the disposition of 4,720,898(3)
                                                                   ---------
ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           N/A
      -------------------------------------------------------------------------
ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           N/A
      -------------------------------------------------------------------------
ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           N/A
      -------------------------------------------------------------------------
ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           N/A
      -------------------------------------------------------------------------
ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

           N/A
      -------------------------------------------------------------------------
ITEM 10.   CERTIFICATIONS.

           N/A
      -------------------------------------------------------------------------

--------

(1) Excludes 3,152,058 shares held by the Thomas E. D'Ambra GRAT I Trust of which Mrs. D'Ambra's spouse serves as trustee and with respect to which shares Mrs. D'Ambra disclaims beneficial ownership.

(2) Based on 32,785,913 shares of Common Stock outstanding as of December 31, 2000.

(3)  Includes 4,720,898 shares owned jointly with Mrs. D'Ambra's spouse.

---------------------                                         -----------------
CUSIP NO. 012423 10 9                 13G                     PAGE 5 OF 5 PAGES
---------------------                                         -----------------

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 FEBRUARY 6, 2001
                                             -------------------------
                                                      (Date)



                                             /s/ CONSTANCE M. D'AMBRA
                                             -------------------------
                                                    (Signature)



                                               CONSTANCE M. D'AMBRA
                                             -------------------------
                                                   (Name/Title)